UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2016

WITH, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55533	80-0194367
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7 Studebaker, Irvine , California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(714) 617-1991

MEDL Mobile Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Sale of MEDL Mobile, Inc.’s Assets

On January 18, 2016, With, Inc. (the “Company”) along with its wholly owned subsidiary, MEDL Mobile, Inc. (“MEDL”) entered into an asset purchase agreement (the “Purchase Agreement”) with MEDL Mobile Enterprises, LLC (the “Buyer”) pursuant to which MEDL agreed to sell and transfer to Buyer all or substantially all of MEDL’s assets used in its developing mobile application software, or “Apps,” and related technologies and standards for such applications (the “Asset Sale”).  The Asset Sale was consummated simultaneously to entering into the Purchase Agreement.  The Company’s and MEDL’s boards approved the Asset Sale and the Asset Sale was approved by a majority of the Company’s voting securities pursuant to unanimous written consents. There was no prior relationship between the Company and the Buyer and this was not a related party transaction.

The aggregate purchase price for the Asset Sale is equal to the sum of (i) $125,000 and (ii) earn out payments determined as follows (the “Earn-Out Payments”): (A) 40% of the net operating income for calendar year 2017 in excess of $650,000; (B) 30% of the net operating income for calendar year 2018 in excess of $800,000; (C) 30% of the net operating income for calendar year 2019 in excess of $950,000; and (D)  20% of the net operating income for calendar year 2020 in excess of $1,100,000.  For purposes of determining the earn-out payments, net operating income means Buyer’s net operating income  generated solely from the agency app development business (not including revenues that may be generated from any other division that Buyer may develop post-closing) less all operating expenses (including any consulting fees and any general and administrative expenses) but before deduction of taxes and interest.  The Earn-Out Payments are capped at an aggregate amount of $1,275,000 and are payable for each applicable performance period within 90 days after the completion of the review of the Buyer’s financial statement for the applicable year.

The Purchase Agreement contains customary representations, warranties and covenants by each of the Company, MEDL and Buyer as well customary indemnification provisions among the parties.

The parties also entered into several ancillary agreements as part of this transaction mostly relating to the transfer and assignment of assets as part of the Asset Sale.  However, one of these ancillary agreements is a Consulting Agreement between Buyer and the Company.

Interest of the Company and the President, Secretary and Director in the Asset Sale

In connection with the Asset Sale, the Buyer and the Company entered into a consulting agreement on January 18, 2016, pursuant to which the Company agreed to provide technical and business support services to the Buyer (the “Consulting Agreement”).   The term of the Consulting Agreement is four years unless terminated earlier in accordance with the terms of the Consulting Agreement.  As compensation for services performed for the Buyer, the Company will receive $200,000 per year payable in equal monthly installments.  Such compensation will not begin to accrue and become payable until March 1, 2016.

In connection with the Asset Sale, the Company’s President, Secretary, Director and a Majority Stockholder, David Swartz, is in discussions with us to enter into an employment agreement with the Buyer. Although no terms have been formally agreed upon we do expect Mr. Swartz to finalize the terms of employment in the next few months.

Except as described above, none of our directors or officers or their associates have any interest, direct or indirect, by security holdings or otherwise, in MEDL Mobile Enterprises, LLC or any of the matters described in this Current Report on Form 8-K.

Forbearance and Amendment Agreement

On January 18, 2016, the Company and MEDL entered into that certain Forbearance and Amendment Agreement (the “Forbearance Agreement”) with KGN Holdings, LLC (“KGN”) pursuant to which KGN agreed to temporarily forbear from exercising its rights and remedies under that certain Secured Revolving Credit Agreement dated January 17, 2013 (the “Credit Agreement”).  Under the Credit Agreement, KGN agreed to make available to the Company a revolving line of credit in the maximum principal amount of $550,000, which was evidenced by that certain Revolving Secured Promissory Note dated January 17, 2013 in the principal amount of $550,000 (the “Revolving Note”). In connection with the Credit Agreement and Revolving Note, the Company granted KGN a security interest in the Company’s personal property, including the Company’s stock in Hang With, Inc. and MEDL.

Due to its security interest that covered assets of MEDL subject to the Asset Sale, KGN consented to the release of MEDL assets sold in the Asset Sale.  Given this consent and the request to forbear described above, the Company, MEDL and KGN entered into the Forbearance Agreement pursuant to which KGN agreed to forbear from exercising its rights and remedies under the Credit Agreement and Revolving Note until the earlier of (i) April 15, 2016, (ii) the date of termination of the Forbearance Agreement upon events specified therein or (iii) the date on which the loan amount is paid in full.  The Company has certain obligations due to KGN under the Forbearance Agreement, including but not limited to the delivery of a weekly cash budget with a variance report as well as a cash budget forecast, providing KGN access to financial information, monthly payment to KGN of an amount equal to 50% of the funds received by the Company and/or MEDL in excess of the amount required to fund their operations as set forth in the cash budget and monthly payment to KGN of interest, in arrears, of the principal amount of the loan at the default rate of 13% per annum. The Company and MEDL have also agreed to be subject to certain negative covenants and enter into certain ancillary agreements required by KGN with respect to KGN’s security interest.

Item 2.01

Completion of Acquisition of Disposition of Assets

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2016	WITH, INC. By: /s/ Andrew Maltin Andrew Maltin, Chief Executive Officer